Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated August 30, 2010 relating to the consolidated financial statements of iSoftStone Holdings Limited as of the years ended December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009, and the related financial statement schedule of iSoftStone Holdings Limited, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data”, “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

November 23, 2010